EXHIBIT 99.1

Company Contacts:
	David Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
[TOUSA Logo]	Email: investor@tousa.com	Email: hblankenbaker@tousa.com

TOUSA Updates Chairman News

HOLLYWOOD, Fla., March 9, 2006 — Technical Olympic USA, Inc. (NYSE:  TOA) announced that it has learned that the regular Investigating Judge of the 19th Department of the First Degree Court of Athens, Greece is investigating the alleged involvement of Konstantinos Stengos in the improper use of proceeds of certain Technical Olympic S.A. (“TOSA”) bank loans which were intended for TOSA’s business acquisitions. Mr. Stengos currently serves as the Chairman of the Board of Technical Olympic USA, Inc. (the “Company”) and of TOSA, which is the owner of approximately 67% of the Company’s outstanding common stock. The investigation also relates to the previously announced allegations that Konstantinos Stengos violated certain Greek laws concerning a 1999 sale of shares of TOSA, and to the alleged involvement of George Stengos, Executive Vice President and a director of the Company, in such transaction. The foregoing information is based principally on disclosures made by TOSA.

The Company has been advised by Messrs. Stengos and their attorneys that they deny the allegations and that they intend to vigorously defend against them.

The charges alleged against Konstantinos and George Stengos are not based upon any acts or omissions of the Company or of either gentleman in his respective capacity as a director and/or officer of the Company. None of the allegations relate to trading in U.S. shares, nor does the Company believe that any such charges are related to activities of the Company or any of its outstanding securities.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.